PGIM Investments LLC

655 Broad Street – 17th Floor
Newark, New Jersey 07102

September 1, 2019

The Board of Directors
Prudential Jennison Mid-Cap Growth Fund, Inc.
655 Broad Street—17th Floor
Newark, New Jersey 07102

Re:  PGIM Jennison Mid-Cap Growth Fund

To the Board of Directors:

PGIM Investments LLC (PGIM Investments) has contractually agreed, through December 31, 2020, to limit Total Annual Fund Operating Expenses after fee waivers and/or expense reimbursements to 1.99% of average daily net assets for Class B shares. Separately, PGIM Investments has contractually agreed, through December 31, 2020, to limit transfer agency, shareholder servicing, sub-transfer agency, and blue sky fees, as applicable, to the extent that such fees cause the Total Annual Fund Operating Expenses to exceed 1.08% of average daily net assets for Class R2 shares or 0.83% of average daily net assets for Class R4 shares. The contractual waiver and expense limitation exclude interest, brokerage, taxes (such as income and foreign withholding taxes, stamp duty and deferred tax expenses), acquired fund fees and expenses, extraordinary expenses, and certain other Fund expenses such as dividend and interest expense and broker charges on short sales. Where applicable, PGIM Investments agrees to waive management fees or shared operating expenses on any share class to the same extent that it waives such expenses on any other share class. In addition, Total Annual Fund Operating Expenses for Class R6 shares will not exceed Total Annual Fund Operating Expenses for Class Z shares. Fees and/or expenses waived and/or reimbursed by PGIM Investments may be recouped by PGIM Investments within the same fiscal year during which such waiver and/or reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. The waiver and expense limitation may not be terminated prior to December 31, 2020 without the prior approval of the Fund’s Board of Directors.

Very truly yours,

PGIM INVESTMENTS LLC
By:/s/ Scott E. Benjamin
Name:Scott E. Benjamin
Title:Executive Vice President